                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-19351) of Plantronics, Inc. of our report dated September 19, 2000 relating to the financial statements of the Plantronics, Inc. Annual Profit Sharing/Individual Savings Plan, which appears in this Form 11-K.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Hartford, Connecticut
September 21, 2000